Item 30. Exhibit (h) i. c1ii

AMENDMENT NO. 2

to the

FUND PARTICIPATION AGREEMENT

This Amendment, dated as of April 30, 2010, to the Fund Participation Agreement dated as of the 7th day of March 2003 (“Agreement”), as amended to date, by and between American Funds Insurance Series (the “Series”), Capital Research and Management Company (“CRMC”), and C.M. Life Insurance Company (the “Company”). All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the Series and Company agree to distribute the prospectuses of the funds within the Series pursuant to Rule 498 of the Securities Act of 1933 (“Rule 498”); and

WHEREAS, the parties desire to set out the roles and responsibilities for complying with Rule 498 and other applicable laws.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the Agreement is hereby amended as follows:

1.	For purposes of this Amendment, the terms Summary Prospectus and Statutory Prospectus shall have the same meaning as set forth in Rule 498.

2.	The Series represents and warrants that the Summary Prospectuses and the hosting of such Summary Prospectuses will comply in all material respects with the requirements of Rule 498 applicable to the Series and its funds.

3.	The Series agrees that the url indicated on each Summary Prospectus will lead contract owners directly to the Series’ web page used for hosting Summary Prospectuses and that such web page will host the current Series and fund documents required to be posted in compliance with rule 498.

4.	The Series and CRMC represent and warrant that they will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Series, CRMC or one of their affiliates.

5.	The Company represents and warrants that it will be responsible for compliance with the provisions of Rule 498(f)(1) involving contract owner requests for additional fund documents made directly to the Company or one of its affiliates.

[page break]

6.	The Company represents and warrants that any bundling of Summary Prospectuses and Statutory Prospectuses will be done in compliance with Rule 498.

7.	The Company shall be permitted, but not required, in its sole discretion, to post a copy of the Series’ Statutory Prospectuses and/or Summary Prospectuses, Statements of Additional Information, Supplements, Annual Reports, and Semi-Annual Reports on the Company’s web site. Notwithstanding the foregoing, the Series shall be and remain solely responsible for ensuring that it complies with the requirements for hosting the documents as set forth in paragraph 3 above.

8.	Each party agrees to notify the other parties promptly upon discovery of a failure to comply with the provisions of Rule 498.

9.	The parties agree that all other provisions of the Agreement, including the Indemnification provisions, will apply to the terms of this Amendment as applicable.

10.	The parties agree that the Company is not required to distribute Summary Prospectuses to its contract owners, but rather use of the Summary Prospectus will be at the discretion of Company. The Company agrees that it will give the Series and CRMC sufficient notice of its intended use of the Summary Prospectus or the Statutory Prospectus.

11.	If at any point the Series determines that it no longer wishes to utilize the Summary Prospectus delivery option, the Series must provide the Company with at least sixty (60) days advance written notice of this intent so that the Company can arrange to deliver a Statutory Prospectus in place of a Summary Prospectus.

2

[page break]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed in its name and behalf by its duly authorized officer as of the date first set forth above.

AMERICAN FUNDS INSURANCE SERIES

By:	/s/ Steven I. Koszalka
	Name:	Steven I. Koszalka
	Title:	Secretary

CAPITAL RESEARCH AND MANAGEMENT COMPANY

By:	/s/ Michael J. Downer
	Name:	Michael J. Downer
	Title:	Senior Vice President and Secretary

C.M. LIFE INSURANCE COMPANY

By:	/s/ Richard J. Byrne
	Name:	Richard J. Byrne
	Title:	Vice President

3